For Immediate Release


                                                         Tuesday, March 26, 2002

                                                     Contact: Walter Berger, CFO
                                                      Media Contact: John Thomas
                                                                  (317) 266-0100



         EMMIS COMMUNICATIONS EXPECTS TO EXCEED FOURTH QUARTER GUIDANCE

Emmis Communications Corporation (Nasdaq: EMMS - news) today announced that it expects to exceed the Fourth Quarter guidance the company issued on Jan. 15, 2002.

Upon completion of its audit, the company expects to announce that its net revenue for the quarter ended Feb. 28, 2002 will exceed $114.0 million and EBITDA for the quarter will exceed $23.3 million.

In addition, the company said that, while it is too early to state numbers for the First Quarter, the tone of business appears to be improving. The company will give First Quarter guidance on April 16.

Emmis Communications is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis' 20 FM and 3 AM domestic radio stations serve the nation's largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Indianapolis and Terre Haute, IN. In addition, Emmis owns two radio networks, three international radio stations, 15 television stations, award- winning regional and specialty magazines and ancillary businesses in broadcast sales and publishing. In February, the company entered into agreements to sell its two Denver radio stations. Those sales are pending.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words "appears," "expect," "will," or "would" are intended to be, and are, identified as "forward-looking statements," as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry; inability to obtain necessary approvals for our pending acquisitions or to complete our pending acquisitions; changes in the costs of programming; inability to grow through suitable acquisitions, including the desired radio; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.